 Exhibit 2(b)

CERTIFICATE OF INCORPORATION

OF

HUNTING DOG CAPITAL CORP.

FIRST: The name of the corporation is HUNTING DOG CAPITAL CORP. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock having no par value per share.

FIFTH: The name and mailing address of the incorporator are Cynthia D. Farmer, Sutherland Asbill & Brennan LLP, 700 Sixth Street, NW, Suite 700, Washington, DC 20001.

SIXTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation, and the initial Board of Directors shall consist of one director (subject to the Board of Directors’ authority to determine the number in accordance with the bylaws of the Corporation), whose name and mailing address are:

NAME	ADDRESS

Chris Allick	Hunting Dog Capital LLC
One Maritime Plaza, Suite 825
San Francisco, CA 94111

and who are to serve as directors until the first annual meeting of the stockholders or until their respective successors are elected and qualified or their respective earlier death, resignation or removal from office.

SEVENTH: Election of directors need not be by written ballot.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Certificate of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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DULY EXECUTED and delivered by the incorporator, under seal, for the purpose of forming a corporation under the laws of the State of Delaware and making, filing and recording this Certificate of Incorporation, and who does hereby certify that the facts stated in this Certificate of Incorporation are true, all on August 28, 2015.

/s/ Cynthia D. Farmer
Cynthia D. Farmer, Incorporator